Advanced Series Trust
For the annual period ended 12/30/09
File number 811-5186


					SUB-ITEM 77-0

					EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.  Name of Fund:  Advanced Series Trust - Small Cap Value
Portfolio (JPM sleeve)

1.  Name of Issuer:  Logmein Inc.

2.  Date of Purchase:  June 30, 2009

3.  Number of Securities Purchased:  6,666,667

4.  Dollar Amount of Purchase:  $106,666,672

5.  Price per Unit:  $16.00

6.  Name(s) of Underwriter(s) or Dealer(s) from whom purchased:
J.P. Morgan Securities Inc.

7.  Other Members of the Underwriting Syndicate:
J.P. Morgan Securities Inc., Barclays Capital Inc., Thomas Weisel
Partners LLC, Piper Jaffray & Co, RBC Capital Markets
Corporation